EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of International Business Machines Corporation for the registration of debt securities, preferred stock, depository shares, common stock and warrants and of IBM International Group Capital LLC for the registration of debt securities and related guarantees issued by International Business Machines Corporation and the incorporation by reference therein of our report dated February 22, 2005, included in the Current Report (Form 8-K) of International Business Machines Corporation dated August 3, 2007 filed with the Securities and Exchange Commission, with respect to the statement of revenues and expenses of the Business Consulting Services Reporting Unit of International Business Machines Corporation for the year ended December 31, 2004 (not included therein).

/s/ Ernst & Young LLP

New York, New York

August 3, 2007